Exhibit 23.1

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 858-433-2979  t FAX (858) 433-2979

t E-MAIL changgpark@plscpas.com t

May 10, 2012

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/A Amendment No. 3 our review report dated June 14, 2012, relating to the financial statements of ABC Records Management and Data Storage Inc. as of March 31, 2011, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

San Diego CA, 92111

Registered with the Public Company Accounting Oversight Board